Exhibit 99

FOR IMMEDIATE RELEASE

October 25, 2006


                       THE EASTERN COMPANY REPORTS RESULTS
                  FOR THE THIRD QUARTER AND NINE MONTHS OF 2006

Naugatuck, CT-The Eastern Company (AMEX-EML) today announced the results of its operations for the third quarter and nine months of 2006. All per share data reflects the impact of the three-for-two stock split announced on September 28, 2006. Sales for the third quarter were $31.2 million, compared to $27.2 million for the same period in 2005, a 15% increase, while net income was $1.7 million, or $0.28 per diluted share, compared to the $1.3 million, or $0.21 per diluted share, reported in the second quarter of 2005, a 33% increase.

Net sales for the nine months were $88.7 million compared to $80.9 million for the first nine months of the previous year, a 10% increase. Year to date earnings for the nine month period ended September 30, 2006 were $4.0 million or $0.69 per diluted share, compared to $3.1 million or $0.53 per diluted share for the same period in 2005, a 31% increase. Both the quarter and nine month results reflect favorable tax provision adjustments of approximately $0.06 per diluted share.

Leonard F. Leganza, President and CEO stated, "Our sales increase in the third quarter was the sixteenth consecutive quarter of improved year-to-year sales, a trend that should continue into 2007. In September, the Industrial Hardware segment received orders from a military contractor for door latching components to be used in a project to retro-fit military Humvees which should result in an additional $31.5 million in sales between September 2006 and March of 2007."

Mr. Leganza added, "Also, toward the end of the third quarter, the Security Products segment of the Company completed the acquisition of the Royal Lock Corporation. That acquisition will expand our product range and provide a stronger market presence for that segment of our business. Royal Lock is a supplier of cam locks, switch locks, padlocks, latches, handles and specialty hardware parts. Its products are sold to numerous OEM's in several market segments, including automotive, recreational vehicles and furniture as well as to electronics and fabricated metal parts producers. Royal Lock's capabilities provide customized solutions to an unlimited range of lock and specialty part requirements."

Mr. Leganza continued, "We are encouraged that sales at our Metal Products segment continue to improve, however, productivity in this segment fell far short of our anticipated goals in the third quarter. The installation of new metal pouring systems, which will improve the efficiency and productivity in manufacturing ductile iron castings, took longer to implement and encountered factors that we had not expected. The installation has now been completed, is operating reliably and improvements in our production efficiency should now begin to be realized. During the third quarter charges to earnings resulted in a loss of approximately $0.11 per diluted share."

Mr. Leganza concluded, "As I stated earlier this year, we continue to be optimistic about our current and future opportunities and results despite the escalating costs of raw materials, utilities and health care presently being experienced. Our optimism is reflected in the 9% dividend increase announced in April of this year and the three-for-two stock split announced in September 2006."

The Eastern Company is a 148-year-old manufacturer of industrial hardware, security products and metal castings. It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company's products helps it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company's current expectations regarding its future operating performance and achievements. Actual results may differ due to the many economic uncertainties that affect the Company's business environment. Further information about the potential factors which could affect the Company's financial results are included in the Company's reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:          Leonard F. Leganza or John L. Sullivan III
                  (203) 729-2255


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Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (AMEX - EML)



                                         THREE Months Ended                                    NINE Months Ended

                                    13 wks                 13 wks                        39 wks                39 wks
                                Sept. 30, 2006          Oct. 1, 2005                 Sept. 30, 2006         Oct. 1, 2005
                                --------------          ------------                 --------------         ------------
Net Sales                        $ 31,206,388           $ 27,204,815                   $ 88,735,730         $ 80,893,693


Net Income After Tax             $  1,667,167           $  1,256,367                   $  4,023,489         $  3,070,338


Net Income Per Share:

                 Basic           $       0.30           $       0.23                   $       0.74         $       0.56
                 Diluted         $       0.28           $       0.21                   $       0.69         $       0.53

Weighted average
   shares outstandings:

                 Basic              5,477,302              5,455,973                      5,472,682            5,454,197
                 Diluted            5,855,170              5,878,151                      5,822,208            5,835,614



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